EXHIBIT 99.1

Contact:	Robert W. Krick	For Release:	March 31, 2004
	610-337-1000, Ext. 3141		Immediate

UGI Completes Acquisition of French Propane Distribution Company

VALLEY FORGE, Pa., March 31 - UGI Corporation (NYSE: UGI) today announced that a subsidiary of UGI has completed its acquisition of the remaining outstanding 80.5% ownership interests of AGZ Holding, the parent company of Antargaz, for approximately €261.8 million. Antargaz is one of the four largest retail liquefied petroleum gas (LPG) distributors in France, delivering approximately 336 million gallons of propane and butane annually to over 220,000 customers nationwide.

Lon R. Greenberg, UGI chairman and chief executive officer, said, “The acquisition of the remaining interests in Antargaz meets all of our well-established tenets for international investments in propane: Antargaz is in an attractive market, with excellent cash flow characteristics; it allows us to leverage our propane distribution operating expertise; and Antargaz has strong local management in place.” “Antargaz enlarges our platform for growth in Europe as well,” added Greenberg. Antargaz operates from five primary and 26 secondary storage facilities throughout France serving residential, commercial, industrial, agricultural, motor fuel and cylinder exchange customers, claiming a total market share of 24%. Through FLAGA Gmbh, UGI is one of the largest propane distributors in Austria, the Czech Republic and Slovakia, selling approximately 33 million retail gallons of LPG annually.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, domestic and international economic and political conditions, and currency exchange rates. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today. You should read UGI’s Annual Report for a more extensive list of factors that could affect results.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

###